EXHIBIT 99

Geokinetics Closes Private Placement Equity Financing and Announces Acquisition

      Houston, July 18, 1997 - Geokinetics Inc., (NASDAQ: GEOK) announced today that it had funded a $6,000,000 equity financing obtained from private investment sources. The financing consisted of both common and preferred stock. Geokinetics issued 5,500,000 shares of common at $.75 cents per share and 187,500 shares of preferred priced at $10.00 per share. The preferred stock is convertible into common at $.75 cents per share. Upon conclusion of the transaction, Geokinetics has 13,353,288 shares of common stock outstanding, assuming conversion of the new preferred issue. In addition, the private investment sources received shadow warrants providing partial anti-dilution protection for the groups approximately 62% ownership interest in the company.

      Geokinetics also announced today that it has completed the acquisition of Signature Geophysical Services, Inc., a Houston based 3-D seismic acquisition contractor. Signature currently operates one 3400 channel I/O RSR System Two primarily in the Atchafalaya Basin of Louisiana. Geokinetics issued 400,000 shares of common stock and granted certain earn out provisions in exchange for all of the outstanding shares of Signature Geophysical. This acquisition is an important step in the company's strategic repositioning as a technologically focused provider of land-based 3-D seismic acquisition services to the oil and gas industry.

      In conjunction with the above transactions, Geokinetics also announced several changes in the composition of its Board of Directors. William R. Ziegler, a partner of the New York Law firm Parson & Brown, and Steven A. Webster, Chairman and CEO of Falcon Drilling Company, Inc., a NYSE company, have been elected to the Board of Directors effective July 18, 1997. Immediately following the election of Mr. Ziegler and Mr. Webster, it was announced that Michael D. Hale, (who will remain an officer of the company), Herbert H. Hedick and William H. Murphy were resigning their positions as Directors of the company.